Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 13, 2004, except for note 13, as to which the date is September 20, 2005, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Activant Solutions Inc. for the registration of $265,000,000 in Floating Rate Senior Notes.

/s/ Ernst & Young LLP

Austin, Texas
October 17, 2005